Calumet Specialty Products Partners, L.P. Reports Second Quarter 2011 Results

INDIANAPOLIS, Aug. 3, 2011 /PRNewswire/ -- Calumet Specialty Products Partners, L.P. (NASDAQ: CLMT) (the "Partnership," "Calumet," "we," "our" or "us") reported a net loss for the quarter ended June 30, 2011 of $7.7 million compared to a net loss of $0.9 million for the same quarter in 2010. These results include $15.1 million of debt extinguishment costs ($14.4 million of which were noncash) and $3.1 million of noncash unrealized derivative losses for the three months ended June 30, 2011 as compared to $8.0 million of noncash unrealized derivative losses in 2010. For the six months ended June 30, 2011, Calumet reported a net loss of $3.5 million compared to a net loss of $14.0 million for the same period in 2010. These results include $15.1 million of debt extinguishment costs ($14.4 million of which were noncash) and $3.5 million of noncash unrealized derivative losses for the six months ended June 30, 2011 as compared to $15.8 million of noncash unrealized derivative losses for the same period in 2010. Calumet reported net cash used in operating activities of $70.6 million for the six months ended June 30, 2011 as compared to cash provided by operating activities of $42.6 million for the same period in 2010.

Earnings before interest expense, taxes, depreciation and amortization ("EBITDA") and Adjusted EBITDA (as defined below) were $32.7 million and $40.8 million, respectively, for the quarter ended June 30, 2011 as compared to $21.6 million and $32.1 million, respectively, for the same quarter in 2010. Distributable Cash Flow (as defined below) for the quarter ended June 30, 2011 was $25.4 million compared to $7.2 million for the same quarter in 2010. The increase in Adjusted EBITDA quarter over quarter was due primarily to $7.9 million of insurance recoveries related to a settled claim with insurers for the failure of an environmental operating unit at the Shreveport refinery in the first quarter of 2010, partially offset by increased transportation expense. See the section of this press release titled "Non-GAAP Financial Measures" and the attached tables for discussion of EBITDA, Adjusted EBITDA, Distributable Cash Flow and other non-generally accepted accounting principles ("Non-GAAP") financial measures, definitions of these measures and reconciliations of such measures to the comparable GAAP measures.

"We are pleased with our results for the second quarter considering our production was limited by a three week shutdown of the ExxonMobil crude oil pipeline serving our Shreveport refinery during a portion of May and June caused by the recent Mississippi River flooding. Although specialty and fuel products production levels were higher quarter over quarter, we expect the third quarter to be further improved without the impact of the pipeline shutdown in the second quarter. We continue to focus on run rates to meet higher demand for our specialty products and to better benefit from improved fuel products crack spreads," said Bill Grube, Calumet's Chief Executive Officer and Vice Chairman of the Board. "As a result of these improvements in our operations and our outlook, we raised our quarterly distribution to $0.495 per unit for the second quarter of 2011, a $0.02 per unit increase over the first quarter of 2011. Also, we are working diligently towards closing our acquisition of the Superior refinery from Murphy Oil Corporation and look forward to working with the Superior refinery employees on the integration of this niche refinery into Calumet's refining assets," said Grube.

The net loss reported for the quarter increased $6.7 million quarter over quarter due primarily to $15.1 million debt extinguishment costs, of which $14.4 million were noncash, as well as increased interest expense of $3.3 million, partially offset by $7.9 million of insurance recoveries and a decrease in noncash unrealized derivative losses of $4.9 million, which may or may not be realized in the future as the derivatives are settled.

Gross profit by segment is as follows for the three and six months ended June 30, 2011 and 2010:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(Dollars in thousands, except per barrel data)
Specialty products	$58,308	$46,400	$106,199	$69,826
Fuel products	(7,743)	3,219	(8,770)	11,469
Total gross profit (1)	$50,565	$49,619	$97,429	$81,295

Specialty products gross profit per barrel	$20.84	$18.70	$19.50	$14.15
Fuel products gross profit per barrel	$(2.94)	$1.39	$(1.83)	$2.55

(1) We define specialty products and fuel products gross profit as sales less the cost of crude oil and other feedstocks and other production-related expenses, the most significant portion of which include labor, plant fuel, utilities, contract services, maintenance, depreciation and processing materials.

The increase in specialty products segment gross profit of $11.9 million quarter over quarter was due primarily to a 12.8% increase in sales volume and a 25.5% increase in the average selling price per barrel, partially offset by a 37.6% increase in the average cost of crude oil per barrel and higher operating costs, primarily repairs and maintenance.

The decrease in fuel products segment gross profit of $11.0 million quarter over quarter was due primarily to increased realized losses on derivatives of $27.1 million in our fuel products hedging program, a 39.0% increase in the cost of crude oil per barrel, and increased production of by-products partially offset by a 14.0% increase in sales volume and a 45.8% increase in selling prices per barrel, excluding the impact of realized hedging losses. Our fuels hedging program and refinery run rates being below expectations resulted in our diesel and jet fuel sales volumes being approximately 100% hedged at approximately $12.00 per barrel during the second quarter of 2011. This prevented us from fully realizing the benefit of increased market prices for fuels. Additionally, by-product production increased in the 2011 period as compared to the 2010 period due primarily to an increase in the mix of sour crude oil run rates at the Shreveport refinery.

The increase in specialty products segment gross profit of $36.4 million for the six months ended June 30, 2011 compared to the same period in 2010 was due primarily to a 10.3% increase in sales volumes and a 23.3% increase in the average selling price per barrel, partially offset by a 30.6% increase in the average cost of crude oil per barrel and higher operating costs, primarily repair and maintenance.

The decrease in fuel products segment gross profit of $20.2 million for the six months ended June 30, 2011 compared to the same period in 2010 was due primarily to increased realized losses on derivatives of $52.4 million in our fuel products hedging program, a 31.6% increase in the cost of crude oil per barrel, and increased production of by-products, partially offset by a 6.6% increase in sales volume and a 39.2% increase in selling prices per barrel, excluding the impact of realized hedging losses. Our fuel products hedging program and refinery run rates being below expectations resulted in our diesel and jet fuel sales volumes being approximately 100% hedged during the second quarter of 2011 at approximately $12.00 per barrel. This prevented us from realizing the benefit of increased market pricing for these products. Additionally, by-product production increased in the 2011 period as compared to the 2010 period due primarily to an increase in the mix of sour crude oil run rates at the Shreveport refinery.

Superior Refinery Asset Purchase Agreement

As previously announced, on July 25, 2011 Calumet signed a definitive asset purchase agreement to acquire the Superior, Wisconsin refinery and associated operating assets and inventories of Murphy Oil Corporation for total consideration of approximately $214.0 million, plus the market value of hydrocarbon inventories at closing and the reimbursement of certain capital expenditures to be incurred at the Superior refinery during the period from the execution of the purchase agreement to the closing, subject to customary purchase price adjustments. The estimated market value of the hydrocarbon inventories were approximately $260.0 million at June 30, 2011 and the estimated capital expenditures to be reimbursed are $4.0 million. The Superior refinery, which generated sales of approximately $1,091.0 million and EBITDA of approximately $56.0 million in 2010, on a historical basis, produces and markets gasoline, distillate, asphalt and specialty petroleum products. The assets to be acquired include the Superior, Wisconsin refinery and associated inventories, the Superior Refinery's wholesale marketing business and related assets and Murphy Oil's "SPUR" branded gasoline wholesale business and related assets. Calumet expects the acquisition to close by the end of the third quarter of 2011. For a reconciliation of the EBITDA of the business to be acquired to the net income of the business to be acquired, please read the Partnership's Current Report on Form 8-K filed with the Securities and Exchange Commission on July 28, 2011. Calumet intends to finance the Superior Acquisition primarily through a combination of equity and long-term debt financing and through borrowings under its revolving credit facility. Calumet's obligation to consummate the Superior Acquisition is not conditioned upon the receipt of financing.

Quarterly Distribution

On July 22, 2011, the Company declared a quarterly cash distribution of $0.495 per unit on all outstanding units, or $20.1 million for the second quarter of 2011 on all outstanding units. The distribution will be paid on August 12, 2011 to unitholders of record as of the close of business on August 2, 2011. This quarterly distribution of $0.495 equates to $1.98 per unit, or approximately $80.5 million on an annualized basis, and represents an increase of $0.02 per unit from the first quarter of 2011.

Operations Summary

The following table sets forth unaudited information about Calumet's operations. Facility production volume differs from sales volume due to changes in inventory.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Sales volume (bpd):	2011	2010	2011	2010
Specialty products	30,747	27,264	30,089	27,271
Fuel products	28,901	25,362	26,530	24,895
Total (1)	59,648	52,626	56,619	52,166

Total feedstock runs (2)	61,853	57,169	58,986	52,774
Facility production: (3)
Specialty products:
Lubricating oils	14,141	13,783	13,961	12,538
Solvents	11,051	8,904	10,592	8,490
Waxes	1,204	1,152	1,133	1,081
Fuels	435	978	533	1,063
Asphalt and other by-products	8,961	6,075	8,495	5,921
Total	35,792	30,892	34,714	29,093
Fuel products:
Gasoline	10,266	8,710	9,619	8,743
Diesel	11,424	10,875	11,095	9,936
Jet fuel	5,429	5,326	4,303	5,290
By-products	1,065	722	812	511
Total	28,184	25,633	25,829	24,480
Total facility production (3)	63,976	56,525	60,543	53,573

____________

(1) Total sales volume includes sales from the production at our facilities and certain third-party facilities pursuant to supply and/or processing agreements and sales of inventories.

(2)  Total feedstock runs represent the barrels per day of crude oil and other feedstocks processed at our facilities and at certain third-party facilities pursuant to supply and/or processing agreements. The increase in the total feedstock runs for the three months ended June 30, 2011 compared to the same quarter in 2010 is due primarily to the decision to increase crude oil run rates at our facilities because of favorable economics of running additional barrels, the failure of an environmental operating unit at our Shreveport refinery in 2010 and a planned turnaround at our Shreveport refinery in April 2010, partially offset by the impact of the approximately three week shutdown during May and June 2011 of the ExxonMobil crude oil pipeline serving our Shreveport refinery resulting from the Mississippi River flooding occurring during this period.  Additionally, the increase in feedstock runs for the six months ended June 30, 2011 compared to the same period in 2010 is due primarily to the operational reasons discussed above further offset by a planned turnaround at the Shreveport refinery in the first quarter of 2011.

(3)  Total facility production represents the barrels per day of specialty products and fuel products yielded from processing crude oil and other feedstocks at our facilities and at certain third-party facilities, pursuant to supply and/or processing agreements, including such agreements with LyondellBasell. The difference between total facility production and total feedstock runs is primarily a result of the time lag between the input of feedstock and production of finished products and volume loss. The increase in production in the three and six months ended June 30, 2011 compared to the same periods in 2010 is due primarily to higher throughput rates at our Shreveport and Cotton Valley refineries period over period as discussed above in footnote 2 of this table.

Debt Restructuring

During the quarter ended June 30, 2011, Calumet restructured the majority of its outstanding long-term debt. Calumet issued 9 3/8% senior notes due 2019 and used a majority of the proceeds to repay borrowings under, and subsequently terminate its $435.0 million term loan facility, consisting of a $385.0 million term loan and a $50.0 million prefunded letter of credit to support crack spread hedging. Calumet also amended and restated its master derivative contracts with various hedging counterparties and entered into a collateral sharing agreement with these counterparties to continue to support our fuel products hedging program. Further, Calumet amended and restated its revolving credit facility to increase commitments from $375.0 million to $550.0 million, as well as amend its covenants and terms.

Revolving Credit Facility Capacity

On June 30, 2011, Calumet had availability under its revolving credit facility of $194.7 million, based on a $402.2 million borrowing base, $179.5 million in outstanding standby letters of credit, and outstanding borrowings of $28.1 million. Calumet believes that it will have sufficient cash flow from operations and borrowing capacity to meet its financial commitments, minimum quarterly distributions to unitholders, debt service obligations, contingencies and anticipated capital expenditures.

About the Partnership

The Partnership is a Delaware limited partnership formed on September 27, 2005 and is a leading independent producer of high-quality, specialty hydrocarbon products in North America. The Partnership processes crude oil and other feedstocks into customized lubricating oils, white oils, solvents, petrolatums, waxes and other specialty products used in consumer, industrial and automotive products. The Partnership also has contractual arrangements with Houston Refining and other third parties which provide additional volumes of finished products for its specialty products segment.

The Partnership also produces fuel products including gasoline, diesel and jet fuel. The Partnership is based in Indianapolis, Indiana and has five facilities located in northwest Louisiana, western Pennsylvania and southeastern Texas.

A conference call is scheduled for 1:00 p.m. ET (12:00 p.m. CT) on Wednesday, August 3, 2011, to discuss the financial and operational results for the second quarter of 2011. Anyone interested in listening to the presentation may call 866-700-7441 and enter passcode 24145748. For international callers, the dial-in number is 617-213-8839 and the passcode is 24145748.

The telephonic replay of the conference call is available in the United States by calling 888-286-8010 and entering passcode 52719103. International callers can access the replay by calling 617-801-6888 and entering passcode 52719103. The replay will be available beginning Wednesday, August 3, 2011, at approximately 4:00 p.m. until Wednesday, August 17, 2011.

The information contained in this press release is available on the Partnership's website at http://www.calumetspecialty.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements and information in this press release may constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act") and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "may," "intend," "believe," "expect," "anticipate," "estimate," "continue" or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate. All comments concerning our expectations for future revenues and operating results are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.

Our forward-looking statements involve significant risks and uncertainties (some of which are beyond our control) and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to: the overall demand for specialty hydrocarbon products, fuels and other refined products; our ability to produce specialty products and fuels that meet our customers' unique and precise specifications; the impact of fluctuations and rapid increases or decreases in crude oil and crack spread prices, including the resulting impact on our liquidity; the results of the Partnership's hedging and other risk management activities; the ability of the Partnership to comply with the financial covenants contained in its debt instruments; the availability of, and the Partnership's ability to consummate, acquisition or combination opportunities; labor relations; the Partnership's access to capital to fund expansions, acquisitions and its working capital needs and its ability to obtain debt or equity financing on satisfactory terms; successful integration and future performance of acquired assets, businesses or third-party product supply and processing relationships; environmental liabilities or events that are not covered by an indemnity, insurance or existing reserves; maintenance of the Partnership's credit ratings and ability to receive open credit from its suppliers; demand for various grades of crude oil and resulting changes in pricing conditions; fluctuations in refinery capacity; the ability to access sufficient crude oil supply through evergreen contracts and on the spot market; the effects of competition; continued creditworthiness of, and performance by, counterparties; the impact of current and future laws, rulings and governmental regulations, including guidance related to the Dodd-Frank Wall Street Reform and Consumer Protection Act; shortages or cost increases of power supplies, natural gas, materials or labor; hurricane or other weather interference with business operations; fluctuations in the debt and equity markets; accidents or other unscheduled shutdowns; satisfaction of the conditions to the closing of the Superior asset purchase agreement and the possibility that the Superior asset purchase agreement will not close; timing of the completion of the proposed Superior asset purchase agreement; the Partnership's plans for financing the Superior asset purchase agreement; the total aggregate purchase price to be paid by the Partnership at the closing under the Superior asset purchase agreement (including the final value of the hydrocarbon inventories at the closing and the final amount of capital expenditures incurred at the Superior refinery during the interim period to be reimbursed by the Partnership) and general economic, market or business conditions. Other factors that could cause our actual results to differ from our projected results are described in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Other factors described herein, or factors that are unknown or unpredictable, could also have a material adverse effect on future results. Our forward looking statements are not guarantees of future performance, and actual results and future performance may differ materially from those suggested in any forward looking statement. All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

All subsequent written and oral forward-looking statements concerning Calumet, Murphy Oil, the proposed transactions or other matters, and attributable to Calumet or Murphy Oil or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Calumet undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Non-GAAP Financial Measures

We include in this release the non-GAAP financial measures EBITDA, Adjusted EBITDA and Distributable Cash Flow, and provide reconciliations of EBITDA, Adjusted EBITDA and Distributable Cash Flow to net loss and net cash provided by (used in) operating activities, our most directly comparable financial performance and liquidity measures calculated and presented in accordance with GAAP.

EBITDA, Adjusted EBITDA and Distributable Cash Flow are used as supplemental financial measures by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

  the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

  the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

  our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and

  the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

We believe that these non-GAAP measures are useful to analysts and investors as they exclude transactions not related to our core cash operating activities and provide metrics to analyze our ability to pay distributions. We believe that excluding these transactions allows investors to meaningfully trend and analyze the performance of our core cash operations.

We define EBITDA for any period as net income plus interest expense (including debt issuance and extinguishment costs), taxes and depreciation and amortization. We define Adjusted EBITDA for any period as: (1) net income (loss) plus (2)(a) interest expense; (b) income taxes; (c) depreciation and amortization; (d) unrealized losses from mark to market accounting for hedging activities; (e) realized gains under derivative instruments excluded from the determination of net income; (f) non-cash equity based compensation expense and other non-cash items (excluding items such as accruals of cash expenses in a future period or amortization of a prepaid cash expense) that were deducted in computing net income; (g) debt refinancing fees, premiums and penalties and (h) all extraordinary, unusual or non-recurring items of gain or loss, or revenue or expense; minus (3)(a) unrealized gains from mark to market accounting for hedging activities; (b) realized losses under derivative instruments excluded from the determination of net income and (c) other non-recurring expenses and unrealized items that reduced net income for a prior period, but represent a cash item in the current period.

We define Distributable Cash Flow for any period as Adjusted EBITDA less replacement capital expenditures, turnaround costs, cash interest expense (consolidated interest expense less non-cash interest expense) and income tax expense. Distributable Cash Flow is used by us and our investors to analyze our ability to pay distributions.

The definitions of Adjusted EBITDA and Distributable Cash that are presented in this release have been updated to reflect the calculation of "Consolidated Cash Flow" contained in the indenture governing our 2019 Notes. We are required to report Consolidated Cash Flow to the holders of our 2019 Notes and Adjusted EBITDA to the lenders under our revolving credit facility, and these measures are used by them to determine our compliance with certain covenants governing those debt instruments. Adjusted EBITDA and Distributable Cash Flow that are presented in this release for prior periods have been updated to reflect the use of the new calculations.

EBITDA, Adjusted EBITDA and Distributable Cash Flow should not be considered alternatives to net income, operating income, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP. In evaluating our performance as measured by EBITDA, Adjusted EBITDA and Distributable Cash Flow, management recognizes and considers the limitations of these measurements. EBITDA, Adjusted EBITDA and Distributable Cash Flow do not reflect our obligations for the payment of income taxes, interest expense or other obligations such as capital expenditures. Accordingly, EBITDA, Adjusted EBITDA and Distributable Cash Flow are only three of the measurements that management utilizes. Moreover, our EBITDA, Adjusted EBITDA and Distributable Cash Flow may not be comparable to similarly titled measures of another company because all companies may not calculate EBITDA, Adjusted EBITDA and Distributable Cash Flow in the same manner. The following table presents a reconciliation of both net income loss to EBITDA, Adjusted EBITDA and Distributable Cash Flow, and Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities, our most directly comparable GAAP financial performance and liquidity measures, for each of the periods indicated.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands, except per unit data)
	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010

Sales	$733,770	$514,652	$1,339,010	$999,269
Cost of sales	683,205	465,033	1,241,581	917,974
Gross profit	50,565	49,619	97,429	81,295
Operating costs and expenses:
Selling, general and administrative	10,467	8,321	20,995	15,491
Transportation	22,691	19,956	45,766	40,202
Taxes other than income taxes	1,203	1,098	2,563	2,123
Insurance recoveries	(7,910)	-	(8,698)	-
Other	703	480	1,238	808
Operating income	23,411	19,764	35,565	22,671
Other income (expense):
Interest expense	(10,544)	(7,277)	(18,025)	(14,711)
Debt extinguishment costs	(15,130)	-	(15,130)	-
Realized loss on derivative instruments	(2,370)	(5,297)	(1,984)	(5,858)
Unrealized loss on derivative instruments	(3,124)	(8,008)	(3,541)	(15,766)
Other	274	9	103	(50)
Total other expense	(30,894)	(20,573)	(38,577)	(36,385)
Net loss before income taxes	(7,483)	(809)	(3,012)	(13,714)
Income tax expense	168	98	438	260
Net loss	$(7,651)	$(907)	$(3,450)	$(13,974)
Allocation of net loss:
Net loss	$(7,651)	$(907)	$(3,450)	$(13,974)
Less:
General partner's interest in net loss	(153)	(18)	(69)	(279)
Holders of incentive distribution rights	-	-	-	-
Net loss attributable to limited partners	$(7,498)	$(889)	$(3,381)	$(13,695)
Weighted average limited partner units outstanding - basic and diluted	39,886	35,359	38,373	35,355
Limited partners' interest basic and diluted net loss per unit	$(0.19)	$(0.03)	$(0.09)	$(0.39)
Cash distributions declared per limited partner unit	$0.495	$0.455	$0.97	$0.91

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands, except unit data)
	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$55	$37
Accounts receivable:
Trade	203,749	157,185
Other	2,436	776
	206,185	157,961
Inventories	258,665	147,110
Prepaid expenses and other current assets	3,656	1,909
Deposits	14,829	2,094
Total current assets	483,390	309,111
Property, plant and equipment, net	607,422	612,433
Goodwill	48,335	48,335
Other intangible assets, net	26,170	29,666
Other noncurrent assets, net	30,907	17,127
Total assets	$1,196,224	$1,016,672
LIABILITIES AND PARTNERS' CAPITAL
Current liabilities:
Accounts payable	$236,169	$146,730
Accounts payable — related party	1,380	27,985
Accrued salaries, wages and benefits	7,975	7,559
Taxes payable	8,360	7,174
Other current liabilities	7,146	16,605
Current portion of long-term debt	942	4,844
Derivative liabilities	137,885	32,814
Total current liabilities	399,857	243,711
Pension and postretirement benefit obligations	8,426	9,168
Other long-term liabilities	1,069	1,083
Long-term debt, less current portion	428,440	364,431
Total liabilities	837,792	618,393
Commitments and contingencies
Partners' capital:
Limited partners' interest (39,779,778 units and 35,279,778 units issued and outstanding at June 30, 2011 and December 31, 2010, respectively)	462,458	407,773
General partner's interest	19,302	18,125
Accumulated other comprehensive loss	(123,328)	(27,619)
Total partners' capital	358,432	398,279
Total liabilities and partners' capital	$1,196,224	$1,016,672

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)
	For the Six Months Ended
	June 30,
	2011	2010
Operating activities
Net loss	$(3,450)	$(13,974)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	28,964	29,502
Amortization of turnaround costs	5,746	4,100
Non-cash interest expense	1,655	1,906
Non-cash debt extinguishment costs	14,401	-
Provision for doubtful accounts	255	(91)
Unrealized loss on derivative instruments	3,541	15,766
Other non-cash activities	338	1,114
Changes in assets and liabilities:
Accounts receivable	(48,479)	(27,323)
Inventories	(111,555)	(9,583)
Prepaid expenses and other current assets	(1,747)	(1,324)
Derivative activity	5,699	1,443
Turnaround costs	(7,501)	(8,548)
Deposits	(12,735)	3,589
Accounts payable	62,834	48,584
Accrued salaries, wages and benefits	383	(603)
Taxes payable	1,186	166
Other liabilities	(9,473)	(2,143)
Pension and postretirement benefit obligations	(620)	(14)
Net cash provided by (used in) operating activities	(70,558)	42,567
Investing activities
Additions to property, plant and equipment	(20,635)	(17,017)
Proceeds from insurance claim - equipment	1,942	-
Proceeds from sale of equipment	130	121
Net cash used in investing activities	(18,563)	(16,896)
Financing activities
Proceeds from borrowings - revolving credit facility	692,543	489,489
Repayments of borrowings - revolving credit facility	(675,285)	(480,249)
Repayments of borrowings - term loan credit facility	(367,385)	(1,925)
Payments on capital lease obligations	(534)	(743)
Proceeds from equity offering, net	92,290	793
Proceeds from senior notes offering	400,000	-
Debt issuance costs	(17,582)	-
Contribution from Calumet GP, LLC	1,970	18
Common units repurchased for vested phantom unit grants	(620)	(248)
Distributions to partners	(36,258)	(32,788)
Net cash provided by (used in) financing activities	89,139	(25,653)
Net increase in cash and cash equivalents	18	18
Cash and cash equivalents at beginning of period	37	49
Cash and cash equivalents at end of period	$55	$67
Supplemental disclosure of cash flow information
Interest paid	$11,830	$13,074
Income taxes paid	$116	$89

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED RECONCILIATION OF NET INCOME TO EBITDA, ADJUSTED EBITDA, AND DISTRIBUTABLE CASH FLOW (In thousands)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
Reconciliation of Net Loss to EBITDA and Adjusted EBITDA and Distributable Cash Flow:

Net loss	$(7,651)	$(907)	$(3,450)	$(13,974)
Add:
Interest expense	10,544	7,277	18,025	14,711
Debt extinguishment costs	15,130	-	15,130	-
Depreciation and amortization	14,532	15,098	28,964	29,502
Income tax expense	168	98	438	260
EBITDA	$32,723	$21,566	$59,107	$30,499
Add:
Unrealized loss on derivatives	$3,124	$8,008	$3,541	$15,766
Realized gain on derivatives, not included in net loss	1,394	372	5,137	1,442
Amortization of turnaround costs	2,533	1,960	5,746	4,100
Non-cash equity based compensation	1,067	230	1,963	452
Adjusted EBITDA	$40,841	$32,136	$75,494	$52,259
Less:
Replacement capital expenditures (1)	$3,505	$10,893	$7,596	$16,342
Cash interest expense (2)	9,887	6,318	16,370	12,805
Turnaround costs	1,914	7,608	7,501	8,548
Income tax expense	168	98	438	260
Distributable Cash Flow	$25,367	$7,219	$43,589	$14,304

(1)  Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2)  Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. UNAUDITED RECONCILIATION OF DISTRIBUTABLE CASH FLOW, ADJUSTED EBITDA AND EBITDA TO NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES (In thousands)
	Six Months Ended
	June 30, 2011
	2011	2010
Reconciliation of Distributable Cash Flow, Adjusted EBITDA and EBITDA to net cash provided by (used in) operating activities:
Distributable Cash Flow	$ 43,589	$ 14,304
Add:
Replacement capital expenditures (1)	7,596	16,342
Turnaround costs	7,501	8,548
Cash interest expense (2)	16,370	12,805
Income tax expense	438	260
Adjusted EBITDA	$ 75,494	$ 52,259
Less:
Unrealized loss on derivative instruments	3,541	15,766
Realized gains on derivatives, not included in net loss	5,137	1,442
Non-cash equity based compensation	1,963	452
Amortization of turnaround costs	5,746	4,100
EBITDA	$ 59,107	$ 30,499
Add:
Unrealized loss on derivative instruments	3,541	15,766
Cash interest expense (2)	(16,370)	(12,805)
Non-cash equity based compensation	1,963	452
Amortization of turnaround costs	5,746	4,100
Income tax expense	(438)	(260)
Provision for doubtful accounts	255	(91)
Debt extinguishment costs	(729)	—
Changes in assets and liabilities:
Accounts receivable	(48,479)	(27,323)
Inventory	(111,555)	(9,583)
Other current assets	(14,482)	2,265
Turnaround costs	(7,501)	(8,548)
Derivative activity	5,699	1,443
Accounts payable	62,834	48,584
Other liabilities	(7,904)	(2,580)
Other, including changes in noncurrent assets and liabilities	(2,245)	648
Net cash provided by (used in) operating activities	$ (70,558)	$ 42,567

(1)  Replacement capital expenditures are defined as those capital expenditures which do not increase operating capacity or reduce operating costs and exclude turnaround costs.

(2)  Represents consolidated interest expense less non-cash interest expense.

CALUMET SPECIALTY PRODUCTS PARTNERS, L.P. EXISTING COMMODITY DERIVATIVE INSTRUMENTS As of June 30, 2011
Fuel Products Segment The following table provides a summary of Calumet's derivatives and implied crack spreads for their crude oil, diesel and gasoline swaps, all of which are designated as hedges.
Swap Contracts by Expiration Dates	Barrels Purchased	BPD	Implied Crack Spread ($/Bbl)
Third Quarter 2011	1,610,000	17,500	$ 12.75
Fourth Quarter 2011	1,334,000	14,500	12.16
Calendar Year 2012	5,626,000	15,372	13.27
Calendar Year 2013	2,864,000	7,847	23.90
Totals	11,434,000
Average price			$ 15.73

At June 30, 2011, the Partnership had the following put options related to jet fuel crack spreads in its fuel products segment, none of which are designated as hedges.

Jet Fuel Put Option Crack Spread Contracts by Expiration Dates	Barrels Purchased	BPD	Average Sold Put ($/Bbl)	Average Bought Put ($/Bbl)
Fourth Quarter 2011	184,000	2,000	$ 4.75	$ 7.00
Totals	184,000
Average price			$ 4.75	$ 7.00

Specialty Products Segment At June 30, 2011 the Company did not have any derivative positions outstanding related to crude oil purchases in its specialty products segment.

CONTACT: Jennifer Straumins, +1-317-328-5660, jennifer.straumins@calumetspecialty.com